Exhibit 99.2
NEWS

	Media	Investment Community	Shareholder Inquiries
Contact	Della DiPietro	Larry Heck (Equity)	1.800.555.5259 or
	1.313.755.2432	1.313.594.0613	1.313.845.8540
	1.313.720.8095	lheck@ford.com	stockinf@ford.com
ddipietr@ach-llc.com
Rob Moeller (Fixed Incom)e
1.313. 621.0881
rmoeller@ford.com

For Immediate Release

FORD, ACH AND NEAPCO DRIVELINES SIGN FINAL AGREEMENTS FOR SALE OF AUTOMOTIVE COMPONENTS HOLDINGS’ DRIVESHAFT BUSINESS

•	Ford Motor Company, Automotive Components Holdings (ACH) and Neapco Drivelines have signed definitive agreements for the sale of ACH’s driveshaft business.
•	This sale will be the third for ACH operations and it demonstrates progress in Ford’s strategy to reduce material costs over time by selling or idling ACH operations.
•	Manufacturing of the driveshaft product line will move from the ACH Monroe Plant to a new Neapco Drivelines facility in Van Buren Township, Mich.

DEARBORN, Mich., Jan. 23, 2008 – Ford Motor Company, Automotive Components Holdings LLC and Neapco Drivelines, LLC today signed definitive agreements for the sale of the ACH driveshaft business currently located in the ACH Monroe (Mich.) Plant.  The transfer of the business will begin next week and continue through the rest of the year.

This announcement follows the recent UAW ratification of the collective bargaining agreement negotiated with Neapco.

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Neapco is opening a 345,000 sq. ft. state-of-the-art manufacturing facility in Van Buren Township, Mich.  Approximately 300 salaried and hourly employees from the Monroe Plant and associated technical and support staffs are being offered positions at the new facility.

Approximately 30 percent of the Monroe Plant’s 1,100 employees are associated with the driveshaft business.  The majority of the salaried employees currently are leased to ACH from Visteon and the majority of the UAW hourly employees are leased from Ford.

“This is another sign of progress toward achievement of our ACH strategy and our pathway to profitability in North America in 2009,” said Mark Fields, Ford executive vice president and president of The Americas.

Added Bill Connelly, CEO, Automotive Components Holdings:  “This is our third sale and the first involving a U.S. business.  It represents another important step toward our goal to improve the competitiveness of these operations under new ownership and improve Ford’s material costs.”

Neapco Drivelines, LLC and its parent company, Neapco LLC, are headquartered in Pottstown, Pa.  Wanxiang Group, which is headquartered in Hangzhou, China, is the majority investor in Neapco, LLC.  Neapco, LLC supplies drivelines, steering shafts and components for OEM and aftermarket automotive, truck, agricultural, off-highway and specialty vehicle applications from its facilities in Pennsylvania, Nebraska and Mexico.

“We are pleased to add the Ford driveshaft business and the expertise of the ACH people to our organization,” said Robert Hawkey, Neapco president and CEO.  “The Wanxiang Group and Neapco are growing globally through strategic acquisitions of innovative driveline products and technologies.  We are very appreciative of the support and encouragement we have received from the state, the local community and the United Auto Workers to maintain this business in Michigan.”

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Automotive Components Holdings was established by Ford Motor Company in October 2005 to ensure the flow of quality components and systems to Ford, while the 17 ACH plants, formerly owned by Visteon, are prepared for sale or other disposition.  After this sale is complete, ACH will have 11 plants supported by about 10,500 leased hourly and salaried employees.
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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents. With about 260,000 employees and about 100 plants worldwide, the company’s core and affiliated automotive brands include Ford, Jaguar, Land Rover, Lincoln, Mercury Volvo and Mazda. The company provides financial services through Ford Motor Credit Company. For more information regarding the company and its products visit www.ford.com.

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